Exhibit 10.3

Execution Version

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is dated and made effective as of the 31st day of December, 2025 (the “Effective Date”) by and between RANGE BLUEGRASS LAND, LLC, an Ohio limited liability company (“Optionor”), and MRR CNG, LLC, a Connecticut limited liability company (“Optionee”). Optionor and Optionee may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, by Quitclaim Deeds dated July 21, 2022, and recorded in the deed records of Pike County, Kentucky in Deed Book 1135, at Page 230, Deed Book 1135, at Page 234, Deed Book 1135, at Page 238, and Deed Book 1135, at Page 242, Pike Elkhorn Land Company, LLC, a Kentucky limited liability company, conveyed unto Continental Land Co., LLC, an Ohio limited liability company (“Continental Land”), various tracts or parcels of land, including the Option Property (as defined below);

WHEREAS, Optionor entered into a Purchase and Sale Agreement (the “PSA”), dated as of the date hereof, with Continental Land, whereby Optionor acquired real and personal property interests in Floyd, Letcher, and Pike Counties, Kentucky commonly associated with the Premier Elkhorn and Cambrian Coal mining operations (the “Premier-Cambrian Mines”), including the Option Property;

WHEREAS, Reckoning Reclamation, LLC, an Ohio limited liability company (“Reckoning”), owns forty-three (43) permits associated with the Premier-Cambrian Mines, which are set forth on Exhibit A attached hereto (the “Reckoning Permits”), and certain of the Reckoning Permits cover the Option Property;

WHEREAS, Continental Heritage Insurance Company, a Florida domiciled insurance company headquartered in Cleveland, Ohio (“CHIC”), entered into a General Indemnity Agreement (the “Reckoning GIA”), dated December 20, 2023, with Reckoning and Continental Land, whereby CHIC issued reclamation bonds to Reckoning in the amounts set forth on Exhibit A attached hereto (the “Reclamation Bonds”), as required by the Kentucky Department for Natural Resources in connection with the transfer of the Reckoning Permits to Reckoning;

WHEREAS, under the Reckoning GIA, Continental Land agreed to pledge all its owned real and personal property associated with the Premier-Cambrian Mines as collateral for the Reclamation Bonds;

WHEREAS, under the PSA, Continental Land transferred all its owned real and personal property associated with the Premier-Cambrian Mines to Optionor, and concurrently, Optionor entered into a Joinder Agreement (“GIA Joinder”), dated as of the date hereof, with CHIC and Reckoning, whereby the Optionor agreed to join the Reckoning GIA as an “Indemnitor” (as defined therein) and pledge all the real and personal property of the Premier-Cambrian Mines acquired under the PSA as collateral for the Reclamation Bonds;

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WHEREAS, under Section 3.3 of the PSA, Optionor agreed to be responsible for the oversight, management and release of the Reckoning Permits (defined therein and herein as the “Reckoning Permits Contingent Liability”), which responsibilities shall include paying for the costs of the Reclamation Liabilities (as defined therein) for each permit set forth on Exhibit A attached hereto, until one of the conditions set forth in Section 3.3 of the PSA has been satisfied for each such individual Reckoning Permit;

WHEREAS, once the Reckoning Permits Contingent Liability has been fully, completely and unconditionally eliminated for each of the Reckoning Permits and the associated Reckoning Bonds set forth on Exhibit A attached hereto, Optionor would have no further obligation or liability to CHIC or Reckoning under the Reckoning GIA (the “Final Reclamation Completion Date”); and

WHEREAS, Optionor desires to grant to Optionee, and Optionee desires to acquire from Optionor, the option and exclusive right to purchase the Option Property upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the sum of Five Hundred Thousand Dollars ($500,000.00) cash in hand paid (the “Option Fee”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby, with the intent of being legally bound, covenant and agree as follows:

1. Grant of Option. Upon the terms and subject to the conditions set forth herein, Optionor grants to Optionee the sole, exclusive, and irrevocable right and option (the “Option”) to purchase and acquire the surface only of those tracts or parcels of land described as containing 1,500 acres, more or less, situated in Pike County, Kentucky, being depicted on the maps attached hereto as Exhibit B, and any other property rights, including, without limitation, the use of all mineral and subsurface estates underlying such tracts or parcels of land deemed necessary or desirable by Optionee for purposes of constructing and/or operating a landfill, together with all beneficial easements, rights-of-way, privileges, rights and appurtenances pertaining thereto and all beneficial rail and utility infrastructure (the “Option Property”). Optionor and Optionee agree that upon completion of final engineering and prior to the expiration of the Option Term (as defined below), Optionee may, in its sole discretion and expense, obtain a boundary survey of the Option Property. If obtained, such survey description will definitively locate and describe the Option Property, and this final description will be used for the deed at the Closing (as defined below). The Parties acknowledge that Exhibit B depicts the approximate location of the Option Property and that the Option Property shall consist of 1,500 acres, more or less; provided, that the final boundary site survey description may increase or decrease such acreage as Optionee deems necessary or desirable for the development and operation of a landfill. Optionee shall have the right to cut, remove, and use all timber on the Option Property in the construction and operation of a landfill after its exercise of the Option and execution of the Purchase Agreement. The Option Property shall not include, and Optionor shall except and reserve unto itself, its successors and assigns, at the Closing (a) all coal, oil, gas, and other minerals within and underlying the Option Property, except for any such mineral rights in, on, or under the Option Property that Optionee deems necessary or desirable to construct or operate a landfill (the “Reserved Minerals”); (b) all timber located on the Option Property (the “Reserved Timber”), subject to Optionee’s foregoing rights to cut, remove permanently or otherwise, and use such timber after its exercise of the Option and execution of the Purchase Agreement; and (c) all buildings, infrastructure, facilities, improvements, equipment, and all other personal property located on the Option Property, except for any such beneficial rail or utility infrastructure that Optionee deems necessary or desirable to construct or operate a landfill (the “Reserved Facilities”).

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2. Term of Option. The term of the Option granted herein shall commence upon the Effective Date and shall terminate as of 5:00 p.m. E.S.T. on the sixth (6th) anniversary of the Effective Date (the “Initial Term”), unless duly extended, exercised, or sooner terminated as provided in this Agreement.

3. Extension of Term. Provided that Optionee is not then in default under this Agreement, Optionee shall have the right to extend the Initial Term, at no additional cost, for up to two (2) successive periods of six (6) months each (each, an “Extended Term”) by providing written notice to Optionor of Optionee’s intention to extend the term of the Option prior to the expiration of the then-current term. The Initial Term and the Extended Term(s), if any, are referred to herein as the “Option Term.”

4. Exercise of Option.

a. Election Notice. At any time prior to the expiration of the Option Term, Optionee may exercise the Option, in its sole discretion, by timely sending Optionor a written notice of Optionee’s election to exercise the Option (the “Election Notice”). The Election Notice shall specify the Option Property that Optionee has elected to acquire and the date on which Optionee proposes to consummate such purchase (the “Closing”).

b. Purchase Agreement. Optionee shall, within thirty (30) days of the delivery of the Election Notice, deliver to Optionor a proposed Purchase and Sale Agreement for the sale of the Option Property (the “Purchase Agreement”). Optionor and Optionee shall negotiate the form of Purchase Agreement in good faith; provided, however, that Optionor and Optionee agree that the Purchase Agreement shall include the following terms: (a) the purchase price for the Option Property to be acquired by Optionee (the “Purchase Price”) shall be determined on a per acre basis based on (i) that certain real property appraisal of vacant surface land in Floyd, Pike and Letcher Counties, Kentucky, dated December 18, 2025, conducted by Wayne Levering (the “Appraisal”), or (ii) such other method as may be mutually agreed upon by the Parties; (b) the Purchase Price shall be subject to proportionate reduction where Optionor owns a lesser interest than the entire title; (c) the Option Fee shall be credited toward and reduce the Purchase Price at Closing; (d) the Purchase Agreement shall be freely assignable by Optionee to any of its affiliates, subsidiaries, or other designees without consent of Optionor; (d) all Reserved Minerals, Reserved Timber, and Reserved Facilities in, on, or under the Option Property shall be retained by Optionor; provided, however, the Option Property and all rights to be conveyed to Optionee at Closing shall be superior to the Reserved Minerals and Reserved Timber estates; (e) Optionor shall retain the obligation to remove all Reserved Facilities from the Option Property to Optionee’s reasonable satisfaction no later than Closing or as otherwise mutually agreed; (f) Optionor shall waive any rights to develop the minerals in, on, and under the Option Property and shall grant to Optionee the right to use any mine voids or mined out areas underlying the Option Property; (g) Optionor shall retain all environmental and reclamation obligations and associated liabilities, as well as all regulatory fines, penalties, and other liabilities, arising from Optionor’s operations and ownership of the Option Property; (h) the Purchase Agreement shall provide a cure period for Optionor to remove Defects (as defined below) and a mechanism by which the Purchase Price shall be adjusted or the Purchase Agreement terminated, at Optionee’s election, in the event Defects are not resolved to Optionee’s reasonable satisfaction prior to Closing; (i) the Purchase Agreement shall provide customary buyer and seller representations, warranties, and indemnities; and (j) at Closing, Optionor shall deliver to Optionee a Special Warranty Deed conveying good and marketable title to the Option Property, free and clear of all liens arising by, through, or under Optionor or Continental Land from and after July 21, 2022, but not otherwise, except for permitted liens acceptable to Optionee. Closing shall occur no later than ninety (90) days after delivery of the Election Notice, unless mutually agreed otherwise.

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5. Failure to Exercise Option. If Optionee fails to exercise the Option prior to the expiration of the Option Term, the Option will automatically terminate, the Optionor shall retain the Option Fee, this Agreement shall become null and void, and the Parties shall have no further obligations or liabilities hereunder, except for those that expressly survive termination.

6. Due Diligence. During the Option Term:

a. Optionee and its agents and representatives shall have the right during normal business hours and with twenty-four (24) hours’ advance notice to Optionor (which notice may be electronic): (i) to have full and complete access to and inspect, the books, records, files, operating reports and other information relating to the Option Property and related correspondence files; and (ii) to enter upon the Option Property to make such inspections, reviews, surveys, soil tests, hydrology tests, environmental tests, including, without limitation, phase 1 and phase 2 studies, and other tests or investigations as Optionee may reasonably deem appropriate in its sole and absolute discretion. Optionor shall make available to Optionee not later than thirty (30) days following the Effective Date, at no cost to Optionee, legible, true, correct and complete copies of all books, records, and reports pertaining to the Option Property in Optionor’s or its affiliates’ possession or control, including, without limitation, the Appraisal. In addition, Optionor agrees to make available to Optionee upon request from time to time any and all other information reasonably requested by Optionee relating to the Option Property to the extent such information is in Optionor’s or its affiliates’ possession or control. All documents and records previously delivered or to be delivered pursuant to this Section are or shall be (as the case may be), to Optionor’s knowledge and good faith belief, true, correct and complete copies of the documents and records required to be delivered. To the extent prepared by Optionor or its employees and/or agents, such documents, to Optionor’s knowledge and good faith belief, accurately reflect the matters contained therein in every material respect, and to the extent prepared by others, Optionor is not aware of the existence of any facts or circumstances that would make any of the documents or records inaccurate in any material respect.

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b. If Optionee determines that the Option Property is subject to any title, lien or encumbrance, adverse surface or subsurface condition, adverse environmental condition, or other matter which in Optionee’s sole opinion may affect title or interfere with its contemplated ownership or use of, or access to, the Option Property (each a “Defect” and collectively the “Defects”), Optionee may, at its option: (i) terminate this Agreement by written notice to Optionor prior to the expiration of the Option Term, and Optionor shall promptly refund the Option Fee to Optionee, or (ii) provide Optionor with written notice of the Defect(s) and a reasonable opportunity to cure the same, and if Optionor will not or cannot remove or cure such Defect(s) within a reasonable time, but in no event later than sixty (60) days after delivery of written notice from Optionee, Optionee may, at its option, (1) elect to terminate the Agreement under (i) above, (2) exercise the Option and purchase the Option Property subject to a mutually agreed reduction of the Purchase Price, or (3) exercise the Option and exclude that portion of the Option Property affected by the Defect(s) subject to a mutually agreed adjustment to the Purchase Price.

7. Authority. Optionor hereby grants to Optionee, during the Option Term, the sole and exclusive right, at Optionee’s sole expense, to apply for, pursue, and obtain, in Optionor’s name or in Optionee’s name as permitted by applicable law, any and all permits, approvals, variances, licenses, zoning relief, subdivision or land development approvals, utility allocations, governmental entitlements, and grants (collectively, “Approvals”) relating to the Option Property. Optionor shall, at no additional cost to Optionee, reasonably cooperate with Optionee in connection therewith, including, but not limited to, executing and delivering all applications, forms, consents, authorizations, and other instruments; attending hearings, if required; and providing such further assurances as may be reasonably necessary for Optionee to pursue and obtain the Approvals. Optionor shall not unreasonably withhold, condition, or delay such cooperation.

8. Risk of Loss. Optionor shall bear the risk of loss or damage to the Option Property during the Option Term. In the event of substantial damage or destruction prior to the execution of the Purchase Agreement, this Agreement shall be null and void and Optionor shall promptly return the Option Fee to Optionee; provided, however, Optionee shall have the option to continue with the transaction contemplated hereby, regardless of the extent of damages. The Option Property shall be deemed substantially damaged or destroyed if it cannot be restored to its present condition on or before the Closing date by or on behalf of Optionor.

9. Covenants; Exclusivity. Throughout the Option Term, Optionor shall: (a) maintain the Option Property in its existing condition and not make any major removals, alterations, or changes thereto, except as may be required by this Agreement or by law or as may be necessary for purposes of obtaining bond and/or permit releases; (b) promptly deliver to Optionee copies of any notice received regarding the Option Property, including, without limitation, use, possession, occupancy, casualty, environmental, condemnation, lawsuits, and zoning changes; (c) waive any rights to and shall not develop the minerals in, on, and under the Option Property; and (d) except as otherwise set forth in this Agreement, continue to operate the Option Property in substantially the same manner as it is currently being operated by Optionor. During the Option Term, Optionor shall not market, sell, lease, transfer, grant, convey, assign, mortgage, or otherwise encumber the Option Property without Optionee’s prior written consent.

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10. Reclamation and Removal of Reserved Facilities. After the Effective Date, Optionor shall promptly commence and diligently pursue reclamation of the Option Property in accordance with all applicable laws and regulatory requirements, including, without limitation, pursuing a change in the post-mine land use of the impoundment located on the Option Property in order to have that area repurposed as a landfill, and removal of all Reserved Facilities on the Option Property. Beginning on the quarter ending March 31, 2026 (and for each calendar quarter thereafter), Optionor shall provide to Optionee a quarterly written report detailing the status of reclamation of the Option Property within sixty (60) days after the end of each such calendar quarter. Optionor shall provide to Optionee any additional information related to the reclamation of the Option Property that Optionee may reasonably request from time to time. Optionor shall, no later than Closing or other mutually agreed upon date, remove all Reserved Facilities from the Option Property in accordance with all regulatory standards.

11. Title. Optionor hereby represents and warrants to Optionee that Optionor is the sole owner of the Option Property, and that Optionor has the right, capacity, and all requisite corporate authority to enter into this Agreement and to consummate the transactions provided for herein. If Optionor owns a lesser interest than the entire title in the Option Property, the Option Fee shall be paid to the Optionor only in that proportion which Optionor’s interest bears to the entire title to the Option Property.

12. Indemnity and Liability. Optionor agrees to indemnify and hold harmless Optionee, its parents, subsidiaries and affiliates, and each of their respective directors, officers, managers, members, shareholders, partners, employees, agents, attorneys, representatives, successors and assigns, from and against all liabilities, claims, losses, fines, fees, assessments, penalties, judgments, damages, costs or expenses (including attorneys’ fees) which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (a) any permits (including environmental and mining permits), licenses, approvals, consents, and authorizations, together with all modifications, renewals, amendments and extensions thereof and applications therefor, of or from any governmental authority related to the Option Property and held by Optionor or its affiliates; (b) Optionor’s acts or omissions (including any acts or omissions by parents, subsidiaries, affiliates, agents, contractors or other persons or entities hired by or acting on behalf of Optionor) with respect to any reclamation obligations or liabilities associated with the Option Property, including, without limitation, all costs incurred in performing any actions required by the terms of any applicable law or remedying or otherwise curing any violations, defaults, breaches, instances of non-compliance or other occurrences with respect thereto ((a) and (b) together to include, without limitation, the Premier-Cambrian Mines, the Reckoning Permits, the Reclamation Bonds, the Reckoning GIA, the GIA Joinder, and the Reckoning Permits Contingent Liability); (c) any material breach by Optionor of its representations or warranties contained in this Agreement; and (d) any material breach of any covenant or agreement by Optionor contained in this Agreement. This Section shall survive the expiration or termination of this Agreement.

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13. Default by Optionee. If Optionee fails to perform any of its obligations under this Option Agreement and such failure continues for more than ninety (90) days after notice from Optionor, then Optionor may terminate this Option Agreement and retain the Option Fee paid by Optionee and Optionor thereafter shall have no further liability or obligations hereunder.

14. Default by Optionor. If Optionor fails to perform any of its obligations, or is otherwise in default hereunder, Optionee shall have the right to: (a) waive such default and proceed to exercise the Option and Closing under the Purchase Agreement; (b) terminate this Option Agreement, whereupon the Option Fee shall be refunded by Optionor to Optionee; or (c) seek such other relief Optionee may have at law or in equity, including, without limitation, injunctive relief to prevent a sale of the Option Property to a party other than Optionee and the filing of an action for specific performance.

15. Prior Option. The Parties acknowledge that by that certain Option Agreement dated December 4, 2025 (the “Prior Option”), Continental Land granted to USA Waste and Recycling, Inc., an affiliate of Optionee, the exclusive option to purchase the surface only of the Option Property, which Prior Option was assigned to the Parties hereto. The Parties agree that this Agreement shall amend, supersede, and replace the Prior Option in its entirety.

16. Assignment; Binding Effect. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of the Parties; provided, however, that Optionee may assign or transfer this Agreement to any of its affiliates, subsidiaries, or designees without the prior written consent of Optionor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. For the avoidance of doubt, it is the intent of the Parties that this Agreement shall be a covenant running with the land with respect to the Option Property during the Option Term, and any transfer by Optionor with respect to any of its interests in the Option Property during the Option Term shall be expressly subject to this Agreement.

17. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail postage prepaid, return receipt requested, by electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to Optionor:

Range Bluegrass Land, LLC
200 Park Ave., Suite 400
Orange Village, OH 44124
Email: mrc@rangeimpact.com
Attention: Michael Cavanaugh, CEO

If to Optionee:

MRR CNG, LLC
555 Taylor Road
Enfield, CT 06082
Email: cantonacci@usarecycle.com
Attention: Christopher Antonacci, General Counsel

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18. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to the principles of conflicts of law thereof. The Parties consent to the exclusive jurisdiction of the United States District Court for the Eastern District of Kentucky in Lexington for any disputes or issues arising under, or in any way related to, this Agreement.

19. Waiver of Jury Trial. Each Party hereby irrevocably waives all right to trial by jury in any litigation, action, proceeding, cross-claim, or counterclaim in any court (whether based in contract, tort, other otherwise) arising out of, relating to, or in connection with (a) this Agreement or the validity, performance, interpretation, collection, or enforcement hereof, or (b) the actions of the Parties in the negotiation, authorization, execution, delivery, administration, performance or enforcement hereunder.

20. Entire Agreement; Amendments; Severability. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection with such subject matter. This Agreement may be amended, modified or supplemented only by a writing duly executed by the Parties hereto. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and in in no way shall be affected, impaired, or invalidated thereby so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

21. Recitals; Headings; Exhibits. The recitals to this Agreement are incorporated herein and made a part hereof. The headings used in this Agreement are for convenience only and shall have no effect upon the construction or interpretation of this Agreement. The Exhibits attached hereto constitute a part of this Agreement and are incorporated herein by reference. Each Party and its counsel have received a complete set of such Exhibits prior to and as of the execution of this Agreement.

22. Recording. The Parties agree that this Agreement shall not be recorded. Upon request by either Party, the Parties shall execute and deliver a memorandum with respect to this Agreement which shall be filed in the real property records of Pike County, Kentucky.

23. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed to be an original signature hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OPTIONOR:

range bluegrass land, LLC

Name:	Michael Cavanaugh
Title:	Chief Executive Officer

OPTIONEE:

MRR CNG, LLC

Name:	Frank Antonacci
Title:	Manager

Signature Page to Option Agreement

EXHIBIT A

Reckoning Permits and Reclamation Bonds

Exhibit A to Option Agreement – Page 1 of 1

EXHIBIT B

Map of Option Property

FLOYD
PIKEVILLE
Little Dixie
Pigeon
Kewanee
Fords Branch
Shelbiana
Collins
Yeager
Robinson Creek
Douglas
Esco
Penny
Greasy Creek
Virgie
Wales
Ellwood
Rockhouse
Harley
Henry Clay
Big Branch
Hellier
Myra
Dorton
Allegheny Mine
Speight

PIKEVILLE, MILLARD, DORTON, HELLIER, WHEELWRIGHT JENKINS WEST, JENKINS EAST, CLINTWOOD, KY. QUADRANGLES	PREMIER SITE PIKE COUNTY, KENTUCKY
SCALE IN MILES 0 1/2 1 SCALE: 1"=10,000'	KENVIRONS, LLC 770 WILKINSON BLVD. FRANKFORT, KENTUCKY (502) 695-4357

Exhibit B to Option Agreement – Page 1 of 2

Front Entrance

KENVIRONS
Civil & Environmental Engineers

PROJECT NO.

SHEET NO.
1 OF 1

PREMIER SITE
PIKE COUNTY, KENTUCKY
GENERAL SITE LAYOUT

Exhibit B to Option Agreement – Page 2 of 2